Exhibit 4.1

DEPOSIT AGREEMENT

Dated August 20, 2014

GLOBAL SHIP LEASE, INC.

ISSUER,

COMPUTERSHARE INC and

COMPUTERSHARE TRUST COMPANY, N.A. as applicable,

AS DEPOSITARY, REGISTRAR AND TRANSFER AGENT

And

ALL HOLDERS FROM TIME TO TIME OF RECEIPTS ISSUED HEREUNDER

RELATING TO RECEIPTS, DEPOSITARY SHARES AND RELATED

SERIES B CUMULATIVE REDEEMABLE PERPETUAL PREFERRED SHARES

i

ii

DEPOSIT AGREEMENT, dated August 20, 2014, among GLOBAL SHIP LEASE, INC., a Marshall Islands corporation, COMPUTERSHARE INC, a Delaware corporation (“Computershare”), and its wholly-owned subsidiary, COMPUTERSHARE TRUST COMPANY, N.A., a federally chartered trust company (the “Trust Company” and together with Computershare, collectively, the “Depositary”), and all Holders from time to time of Receipts (as hereinafter defined) issued hereunder.

WITNESSETH:

WHEREAS, it is desired to provide, as hereinafter set forth in this Deposit Agreement, for the deposit of shares of the Company’s Preferred Shares (as hereinafter defined) with the Depositary for the purposes set forth in this Deposit Agreement and for the issuance hereunder of Depositary Shares representing a fractional interest in the Preferred Shares deposited and for the execution and delivery of Receipts evidencing Depositary Shares;

WHEREAS, the Receipts are to be substantially in the form of Exhibit A annexed to this Deposit Agreement, with appropriate insertions, modifications and omissions, as hereinafter provided in this Deposit Agreement;

WHEREAS, the terms and conditions of the Preferred Shares are substantially set forth in the Certificate of Designations attached hereto as Exhibit B; and

NOW, THEREFORE, in consideration of the promises contained herein, it is agreed by and among the parties hereto as follows:

ARTICLE I

Definitions

The following definitions shall apply to the respective terms (in the singular and plural forms of such terms) used in this Deposit Agreement and the Receipts:

“Certificate of Designations” shall mean the certificate that amends the Articles of Incorporation of the Company, adopted by the Board of Directors of the Company or a duly authorized committee thereof, establishing and setting forth the powers, preferences and rights of the Preferred Shares, as filed with the Registrar or Deputy Registrar of Corporations of the Marshall Islands on August 19, 2014 and attached hereto as Exhibit B, and as such certificate may be amended or restated from time to time.

“Articles of Incorporation” shall mean the amended and restated articles of incorporation of the Company, including any certificates of designations, as restated or amended from time to time.

“Company” shall mean Global Ship Lease, Inc., a Marshall Islands corporation, and its successors.

“Deposit Agreement” shall mean this agreement, as the same may be amended, modified or supplemented from time to time.

“Depositary” shall mean Computershare and the Trust Company, collectively, as set forth in the preamble to this Deposit Agreement. The Depositary’s principal executive office is in the United States and, with its affiliates, it has a combined capital and surplus of at least $50,000,000. “Depositary” as defined herein shall include any successor as depositary hereunder.

“Depositary Office” shall mean the principal office of the Depositary at which at any particular time its business in respect of matters governed by this Deposit Agreement shall be administered, which at the date of this Deposit Agreement is located at Computershare, 480 Washington Blvd. – 29th Floor, Jersey City, New Jersey 07310.

“Depositary Share” shall mean the security representing a one-hundredth fractional interest in a share of Preferred Shares deposited with the Depositary hereunder and the same proportionate interest in any and all other property received by the Depositary in respect of such share of Preferred Shares and held under this Deposit Agreement, all as evidenced by the Receipts issued hereunder. Subject to the terms of this Deposit Agreement, each owner of a Depositary Share is entitled, proportionately, to all the powers, preferences and rights of the Preferred Shares represented by such Depositary Share (including the dividend, voting, redemption and liquidation rights contained in the Certificate of Designations).

“Depositary’s Agent” shall mean an agent appointed by the Depositary as provided, and for the purposes specified, in Section 7.05.

“Dividend Payment Date” shall have the meaning set forth in the Certificate of Designations.

“DTC” means The Depository Trust Company.

“DTC Receipts” has the meaning set forth in Section 2.01.

“Series B Preferred Shares” or “Preferred Shares” shall mean shares of the Series B Company’s Cumulative Redeemable Perpetual Preferred Shares (liquidation preference $25,000 per share), $0.01 par value per share, heretofore validly issued, fully paid and nonassessable.

“Receipt” shall mean a receipt issued hereunder to evidence one or more Depositary Shares, whether in definitive or temporary form, substantially in the form set forth as Exhibit A hereto.

“Record Date” shall mean the date fixed pursuant to Section 4.04.

“Record Holder” or “Holder” as applied to a Receipt shall mean the individual, entity or person in whose name a Receipt is registered on the books maintained by the Depositary for such purpose.

“Redemption Date” has the meaning set forth under Section 2.03.

“Redemption Price” has the meaning set forth under Section 2.03.

“Registrar” shall mean the Trust Company or any bank or trust company appointed to register ownership and transfers of Receipts and the deposited Preferred Shares, as herein provided.

“Reorganization Event” shall mean:

(1) any consolidation or merger of the Company with or into another person (other than a merger or consolidation in which the Company is the continuing corporation and in which the shares of Common Stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities other property of the Company or another corporation);

(2) any sale, transfer, lease or conveyance to another person of all or substantially all the property and assets of the Company; or

(3) any statutory exchange of securities of the Company with another Person (other than in connection with a merger or acquisition) or any binding share exchange which reclassifies or changes its outstanding Common Stock.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Transfer Agent” shall mean the Trust Company or any bank or trust company appointed to transfer the Receipts and the deposited Preferred Shares, as herein provided.

ARTICLE II

Form of Receipts, Deposit of Preferred Shares, Execution and Delivery, Transfer, Surrender and Redemption of Receipts

SECTION 2.01 Form and Transferability of Receipts. Definitive Receipts shall be substantially in the form set forth in Exhibit A annexed to this Deposit Agreement, in each case with appropriate insertions, modifications and omissions, as hereinafter provided. Pending the preparation of definitive Receipts, the Depositary, upon, and pursuant to, the written order of the Company delivered in compliance with Section 2.02 shall be authorized and instructed to, and shall, execute and deliver temporary Receipts which shall be substantially of the tenor of the definitive Receipts in lieu of which they are issued and in each case with such appropriate insertions, omissions, substitutions and other variations, with the Company’s prior approval, as the persons executing such Receipts may reasonably determine necessary, as evidenced by their execution of such Receipts. If temporary Receipts are issued, the Company and the Depositary will cause definitive Receipts to be prepared without unreasonable delay. After the preparation of definitive Receipts, the temporary Receipts shall be exchangeable for definitive Receipts upon surrender of the temporary Receipts at the Depositary Office without charge to the Holder. Upon surrender for cancellation of any one or more temporary Receipts, the Depositary is hereby authorized and instructed to, and shall, execute and deliver in exchange therefor definitive Receipts representing the same number of Depositary Shares as represented by the surrendered temporary Receipt or Receipts. Such exchange shall be made at the Company’s expense and without any charge therefor. Until so exchanged, the temporary Receipts shall in all respects be entitled to the same benefits under this Deposit Agreement, and with respect to the Preferred Shares deposited, as definitive Receipts.

Receipts shall be executed by the Depositary by the manual or facsimile signature of a duly authorized signatory of the Depositary; provided, that if a Registrar for the Receipts (other than the Depositary) shall have been appointed then such Receipts shall also be countersigned by manual or facsimile signature of a duly authorized signatory of the Registrar. No Receipt shall be entitled to any benefits under this Deposit Agreement or be valid or obligatory for any purpose unless it shall have been executed as provided in the preceding sentence. The Depositary shall record on its books each Receipt executed as provided above and delivered as hereinafter provided. Receipts bearing the manual or facsimile signature of a duly authorized signatory of the Depositary who was at any time a proper signatory of the Depositary shall bind the Depositary, notwithstanding that such signatory ceased to hold such office prior to the execution and delivery of such Receipts by the Registrar or did not hold such office on the date of issuance of such Receipts.

Receipts shall be in denominations of any number of whole Depositary Shares. All Receipts shall be dated the date of their issuance.

Receipts may be endorsed with or have incorporated in the text thereof such legends or recitals or changes not inconsistent with the provisions of this Deposit Agreement as may be reasonably required by the Depositary and approved by the Company, or which the Company has determined are required to comply with any applicable law or regulation or with the rules and regulations of any securities exchange upon which the Depositary Shares or the Receipts may be listed for trading or to conform with any usage with respect thereto, or to indicate any special limitations or restrictions to which any particular Receipts are subject, in each case as directed by the Company.

Title to any Receipt (and to the Depositary Shares evidenced by such Receipt) that is properly endorsed, or accompanied by a properly executed instrument of transfer, or endorsement shall be transferable by delivery with the same effect as in the case of a negotiable instrument; provided, however, that until transfer of a Receipt shall be registered on the books of the Depositary as provided in Section 2.04, the Depositary may, notwithstanding any notice to the contrary, treat the Record Holder thereof at such time as the absolute owner thereof for the purpose of determining the person entitled to distributions of dividends or other distributions or payments with respect to the Preferred Shares, to exercise any redemption or voting rights or to receive any notice provided for in this Deposit Agreement and for all other purposes.

The Company shall provide a written request prior to the date hereof requesting that the Series B Preferred Shares and the associated Depositary Shares be set aside and reserved for issuance. On the date hereof, the Company shall provide the Depositary with an opinion of counsel (which may be an opinion of internal counsel) stating that: (1) all shares of Series B Preferred Shares have been validly issued and are fully paid and non-assessable and (2) that the registration statement pursuant to which the Series B Preferred Shares have been issued has become effective and to the knowledge of such counsel, no stop order suspending the effectiveness of the Registration Statement has been issued, and (3) upon due issuance by the

Depositary of the Receipts evidencing the Depositary Shares against the deposit of Series B Preferred Stock in accordance with the provisions of this Deposit Agreement and payment therefor, the Receipts will entitle the persons in whose names the Receipts are registered to the rights specified therein and in this Agreement, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Notwithstanding the foregoing, upon request by the Company, the Depositary and the Company will make application to DTC for acceptance of all or a portion of the Receipts for its book-entry settlement system. In connection with any such request, the Company hereby appoints the Depositary acting through any authorized officer thereof as its attorney-in-fact, with full power to delegate, for purposes of executing any agreements, certifications or other instruments or documents necessary or desirable in order to effect the acceptance of such Receipts for DTC eligibility. So long as the Receipts are eligible for book-entry settlement with DTC, unless otherwise required by law, all Depositary Shares to be traded with book-entry settlement through DTC shall be represented by one or more receipts (the “DTC Receipts”), which shall be deposited with DTC (or its custodian) evidencing all such Depositary Shares and registered in the name of the nominee of DTC (initially expected to be Cede & Co.). The Depositary or such other entity as is agreed to by DTC may hold the DTC Receipts as custodian for DTC. Ownership of beneficial interests in the DTC Receipts shall be shown on, and the transfer of such ownership shall be effected through, records maintained by (i) DTC or its nominee for such DTC Receipts, or (ii) institutions that have accounts with DTC.

If issued, the DTC Receipts shall be exchangeable for definitive Receipts only if (i) DTC notifies the Company at any time that it is unwilling or unable to continue to make its book-entry settlement system available for the Receipts and a successor to DTC is not appointed by the Company within 90 days of the date the Company is so informed in writing, (ii) DTC notifies the Company at any time that it has ceased to be a clearing agency registered under applicable law and a successor to DTC is not appointed by the Company within 90 days of the date the Company is so informed in writing or (iii) the Company executes and delivers to DTC a notice to the effect that such DTC Receipts shall be so exchangeable. If the beneficial owners of interests in Depositary Shares are entitled to exchange such interests for definitive Receipts as the result of an event described in clause (i), (ii) or (iii) of the preceding sentence, then without unnecessary delay but in any event not later than the earliest date on which such beneficial interests may be so exchanged, the Depositary is hereby directed to and shall provide written instructions to DTC to deliver to the Depositary for cancellation the DTC Receipts, and the Company shall instruct the Depositary in writing to execute and deliver to the beneficial owners of the Depositary Shares previously evidenced by the DTC Receipts definitive Receipts in physical form evidencing such Depositary Shares. The DTC Receipts shall be in such form and shall bear such legend or legends as may be appropriate or required by DTC in order for it to accept the Depositary Shares for its book-entry settlement system. Notwithstanding any other provision herein to the contrary, if the Receipts are at any time eligible for book-entry settlement through DTC, delivery of shares of Preferred Shares and other property in connection with the withdrawal or redemption of Depositary Shares will be made through DTC and in accordance with its procedures, unless the Holder of the relevant Receipt otherwise requests and such request is reasonably acceptable to the Depositary and the Company.

SECTION 2.02 Deposit of Preferred Shares; Execution and Delivery of Receipts in Respect Thereof. Concurrently with the execution of this Deposit Agreement, the Company is delivering to the Depositary a certificate or certificates, registered in the name of the Depositary and evidencing 14,000 shares of Preferred Shares, properly endorsed or accompanied, if required by the Depositary, by a duly executed instrument of transfer or endorsement, in form reasonably satisfactory to the Depositary, together with (i) all such certifications as may be reasonably required by the Depositary in accordance with the provisions of this Deposit Agreement and (ii) a written order of the Company directing the Depositary to execute and deliver to, or upon the written order of, the person or persons stated in such order a Receipt or Receipts for the Depositary Shares representing such deposited Preferred Shares registered in such names specified in such written order. The Company may deliver to the Depositary a certificate or certificates, registered in the name of the Depositary and evidencing up to an additional 2,100 shares of Preferred Shares, properly endorsed or accompanied, if required by the Depositary, by a duly executed instrument of transfer or endorsement, in form reasonably satisfactory to the Depositary, together with (i) all such certifications as may be reasonably required by the Depositary in accordance with the provisions of this Deposit Agreement and (ii) a written order of the Company directing the Depositary to execute and deliver to, or upon the written order of, the person or persons stated in such order a Receipt or Receipts for the Depositary Shares representing such deposited Preferred Shares registered in such names specified in such written order. The Depositary acknowledges receipt of the aforementioned 14,000 shares of Preferred Shares and related documentation and agrees to hold such deposited Preferred Shares in an account to be established by the Depositary at the Depositary Office or at such other office as the Depositary shall determine. The Company hereby appoints Computershare Inc as the Registrar and Transfer Agent for the Preferred Shares deposited hereunder and Computershare Inc hereby accepts such appointment and, as such, will reflect changes in the number of shares (including any fractional shares) of deposited Preferred Shares held by it by notation, book-entry or other appropriate method. The Depositary shall not lend any shares of Series B Preferred Shares deposited hereunder.

Upon receipt by the Depositary of a certificate or certificates for Preferred Shares deposited hereunder, together with the other documents specified above, and upon registering such Preferred Shares in the name of the Depositary, the Depositary, subject to the terms and conditions of this Deposit Agreement, shall execute and deliver to, or upon the order of, the person or persons named in the written order delivered to the Depositary referred to in the first paragraph of this Section 2.02, a Receipt or Receipts for the number of whole Depositary Shares representing the Preferred Shares so deposited and registered in such name or names as may be requested by such person or persons. The Depositary shall execute and deliver such Receipt or Receipts at the Depositary Office, except that, at the request, risk and expense of any person requesting such delivery, such delivery may be made at such other place as may be designated by such person. Other than in the case of splits, combinations or other reclassifications affecting the Preferred Shares, or in the case of dividends or other distributions of Preferred Shares, if any, there shall be deposited hereunder not more than the number of shares constituting the Preferred Shares as set forth in the Certificate of Designations, as such may be amended. To the extent that the Company issues shares of Preferred Shares in excess of the amount set forth in the Certificate of Designations as of the date hereof (which shares have been validly authorized by the Company), the Company shall notify the Depositary of such issuance in writing.

SECTION 2.03 Optional Redemption of Preferred Shares for Cash. Whenever the Company shall elect to redeem shares of deposited Preferred Shares for cash in accordance with the provisions of the Certificate of Designations, it shall (unless otherwise agreed in writing with the Depositary) give the Depositary not less than 40 nor more than 70 days’ prior written notice of the date fixed for redemption of such Preferred Shares (the “Redemption Date”) and of the number of such shares of Preferred Shares held by the Depositary to be redeemed and the applicable redemption price (the “Redemption Price”), as set forth in the Certificate of Designations. The Depositary shall mail, first-class, notice of the redemption of Preferred Shares and the proposed simultaneous redemption of the Depositary Shares representing the Preferred Shares to be redeemed, not less than 30 and not more than 60 days prior to the Redemption Date, to the Holders of record on the Record Date fixed for such redemption pursuant to Section 4.04 of the Receipts evidencing the Depositary Shares to be so redeemed, at the addresses of such Holders as the same appear on the records of the Depositary; but neither the failure to mail any such notice to one or more such Holder nor any defect in any such notice shall affect the validity of the proceedings for redemption except as to the Holder to whom notice was defective or not given.

The Company shall prepare and provide the Depositary with such notice, and each such notice shall state: (i) the Redemption Date; (ii) the redemption price (including any declared and unpaid dividends); (iii) the number of shares of deposited Preferred Shares and Depositary Shares to be redeemed; (iv) if fewer than all Depositary Shares held by any Holder are to be redeemed, the number of such Depositary Shares held by such Holder to be so redeemed; (v) the place or places where the Preferred Shares and the Receipts evidencing Depositary Shares to be redeemed are to be surrendered for payment of the redemption price; and (vi) that on the Redemption Date dividends in respect of the Preferred Shares represented by the Depositary Shares to be redeemed will cease to accrue.

In the event that notice of redemption has been made as described in the immediately preceding paragraphs and the Company shall then have paid in full to Computershare the Redemption Price (determined pursuant to the Certificate of Designations) of the Preferred Shares deposited with the Depositary to be redeemed, the Depositary shall redeem the number of Depositary Shares representing such Preferred Shares so called for redemption by the Company and on the Redemption Date (unless the Company shall have failed to pay for the shares of Preferred Shares to be redeemed by it as set forth in the Company’s notice provided for in the preceding paragraph), all dividends in respect of the shares of Preferred Shares called for redemption shall cease to accrue, the Depositary Shares called for redemption shall be deemed no longer to be outstanding and all rights of the Holders of Receipts evidencing such Depositary Shares (except the right to receive the Redemption Price (including any declared and unpaid dividends)) shall, to the extent of such Depositary Shares, cease and terminate. Upon surrender in accordance with said notice of the Receipts evidencing such Depositary Shares (properly endorsed or assigned for transfer, if the Depositary shall so require), such Depositary Shares shall be redeemed by the Depositary at a Redemption Price per Depositary Share equal to one-hundredth of the Redemption Price per share paid in respect of the shares of Preferred Shares, plus declared and unpaid dividends thereon to the date fixed for redemption.

If less than all of the Depositary Shares evidenced by a Receipt are called for redemption, the Depositary, or Computershare, as the case may be, will deliver to the Holder of such Receipt upon its surrender to the Depositary, together with payment of the Redemption Price for and all other amounts payable in respect of the Depositary Shares called for redemption, a new Receipt evidencing the Depositary Shares evidenced by such prior Receipt and not called for redemption; provided, however, that such replacement Receipt shall be issued only in denominations of whole Depositary Shares and cash will be payable in respect of fractional interests.

If less than all of the Preferred Shares is redeemed pursuant to the Company’s exercise of its optional redemption right, the Depositary will select the Depositary Shares to be redeemed pursuant to this Section 2.03 on a pro rata basis, by lot or in such other manner as the Depositary may determine to be fair and equitable.

All funds received by Computershare under this Deposit Agreement that are to be distributed or applied by Computershare in the performance of services hereunder (the “Funds”) shall be held by Computershare as agent for the Company and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for the Company.

SECTION 2.04 Registration of Transfers of Receipts. The Company hereby appoints Trust Company as the Registrar and Transfer Agent for the Receipts and Trust Company hereby accepts such appointment and, as such, shall, upon receipt of such evidence of authority as may be required by the Depositary, including but not limited to, a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association, register on its books from time to time transfers of Receipts upon any surrender thereof by the Holder in person or by a duly authorized attorney, agent or representative properly endorsed or accompanied by a properly executed instrument of transfer or endorsement, together with evidence of the payment by the applicable party of any transfer taxes as may be required by law. Upon such surrender, the Depositary shall execute a new Receipt or Receipts and deliver the same to or upon the order of the person entitled thereto evidencing the same aggregate number of Depositary Shares evidenced by the Receipt or Receipts surrendered.

SECTION 2.05 Combinations and Split-ups of Receipts. Upon surrender of a Receipt or Receipts at the Depositary Office or such other office as the Depositary may designate for the purpose of effecting a split-up or combination of Receipts, subject to the terms and conditions of this Deposit Agreement, the Depositary shall execute and deliver a new Receipt or Receipts in the authorized denominations requested evidencing the same aggregate number of Depositary Shares evidenced by the Receipt or Receipts surrendered.

SECTION 2.06 Surrender of Receipts and Withdrawal of Preferred Shares. Any Holder of a Receipt or Receipts may withdraw any number of whole shares of deposited Preferred Shares represented by the Depositary Shares evidenced by such Receipt or Receipts and all money and other property, if any, represented by such Depositary Shares by surrendering such Receipt or Receipts to the Depositary or at such other office as the Depositary may designate for such withdrawals; provided, that a Holder of a Receipt or Receipts may not withdraw such Preferred Shares (or money and other property, if any, represented thereby) which has previously been called for redemption. If such Holder’s Depositary Shares are being held by DTC or its nominee, DTC shall be deemed the Holder hereunder for all purposes. It shall be the duty of the DTC participant or the beneficial owner to request DTC to withdraw from the book-entry system the number of Depositary Shares specified above. Upon such surrender, upon payment of the fee of the Depositary for the surrender of Receipts to the extent provided in Section 5.06 and payment of all taxes and governmental charges in connection with such surrender and withdrawal of Preferred Shares, and subject to the terms and conditions of this Deposit Agreement, without unreasonable delay, the Depositary shall deliver to such Holder, or to the person or persons designated by such Holder as hereinafter provided, the number of whole shares of such Preferred Shares and all such money and other property, if any, represented by the Depositary Shares evidenced by the Receipt or Receipts so surrendered for withdrawal, but holders of such whole shares of Preferred Shares will not thereafter be entitled to deposit such Preferred Shares hereunder or to receive Depositary Shares therefor. If the Receipt or Receipts delivered by the Holder to the Depositary in connection with such withdrawal shall evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of deposited Preferred Shares to be withdrawn, the Depositary shall at the same time, in addition to such number of whole shares of Preferred Shares and such money and other property, if any, to be withdrawn, deliver to such Holder, or (subject to Section 2.04) upon his order, a new Receipt or Receipts evidencing such excess number of Depositary Shares. Delivery of such Preferred Shares and such money and other property being withdrawn may be made by the delivery of such certificates, documents of title and other instruments as the Depositary may deem appropriate, which, if required by the Depositary, shall be properly endorsed or accompanied by proper instruments of transfer.

In no event will fractional shares of Series B Preferred Shares (or any cash payment in lieu thereof) be delivered by the Depositary.

If the deposited Preferred Shares and the money and other property being withdrawn are to be delivered to a person or persons other than the Record Holder of the Receipt or Receipts being surrendered for withdrawal of Preferred Shares, such Holder shall execute and deliver to the Depositary a written order so directing the Depositary and the Depositary may require that the Receipt or Receipts surrendered by such Holder for withdrawal of such shares of Preferred Shares be properly endorsed in blank or accompanied by a properly executed instrument of transfer or endorsement in blank.

The Depositary shall deliver the deposited Preferred Shares and the money and other property, if any, represented by the Depositary Shares evidenced by Receipts surrendered for withdrawal at the Depositary Office, except that, at the request, risk and expense of the Holder surrendering such Receipt or Receipts and for the account of the Holder thereof, such delivery may be made at such other place as may be designated by such Holder.

SECTION 2.07 Limitations on Execution and Delivery, Transfer, Split-up, Combination, Surrender and Exchange of Receipts. As a condition precedent to the execution and delivery, transfer, split-up, combination, surrender or exchange of any Receipt, the Depositary, any of the Depositary’s Agents or the Company may require any or all of the following: (i) payment to it of a sum sufficient for the payment (or, in the event that the Company shall have made such payment, the reimbursement to it) of any tax or other governmental charge and stock transfer or registration fee with respect thereto (including any such tax or charge with respect to the Preferred Shares being deposited or withdrawn); (ii) the production of evidence satisfactory to it as to the identity and genuineness of any signature (or the authority of any signature); and (iii) compliance with such regulations, if any, as the Depositary or the Company may establish consistent with the provisions of this Deposit Agreement as may be required by any securities exchange on which the deposited Preferred Shares, the Depositary Shares or the Receipts may be included for quotation or listed or any applicable self-regulatory body.

The deposit of Preferred Shares may be refused, the delivery of Receipts against Preferred Shares may be suspended, the transfer of Receipts may be refused, and the transfer, split-up, combination, surrender, exchange or redemption of outstanding Receipts may be suspended (i) during any period when the register of stockholders of the Company is closed or (ii) if any such action is deemed reasonably necessary or advisable by the Depositary, any of the Depositary’s Agents or the Company at any time or from time to time because of any requirement of law or of any government or governmental body or commission, or under any other provision of this Deposit Agreement.

SECTION 2.08 Lost Receipts, etc. In case any Receipt shall be mutilated and surrendered to the Depositary or destroyed or lost or stolen, the Depositary shall execute and deliver a Receipt of like form and tenor in exchange and substitution for such mutilated Receipt or in lieu of and in substitution for such destroyed, lost or stolen Receipt; provided, that the Holder thereof shall have (a) filed with the Depositary (i) a request for such execution and delivery before the Depositary has notice that the Receipt has been acquired by a protected purchaser and (ii) an indemnity bond and (b) satisfied any other reasonable requirements imposed by the Depositary.

SECTION 2.09 Cancellation and Destruction of Surrendered Receipts. All Receipts surrendered to the Depositary or any Depositary’s Agent shall be cancelled by the Depositary. Except as prohibited by applicable law or regulation, the Depositary is authorized, but not required, to destroy such Receipts so cancelled.

SECTION 2.10 No Pre-Release. The Depositary shall not deliver any deposited Preferred Shares evidenced by Receipts prior to the receipt and cancellation of such Receipts or other similar method used with respect to Receipts held by DTC. The Depositary shall not issue any Receipts prior to the receipt by the Depositary of the corresponding Preferred Shares evidenced by such Receipts. At no time will any Receipts be outstanding if such Receipts do not represent Preferred Shares deposited with the Depositary.

ARTICLE III

Certain Obligations of Holders of Receipts and the Company

SECTION 3.01 Filing Proofs, Certificates and Other Information. Any person presenting Preferred Shares for deposit or any Holder of a Receipt may be required from time to time to file with the Depositary such proof of residence, guarantee of signature or other information and to execute such certificates as the Depositary may reasonably deem necessary or proper or the Company may reasonably require by written request to the Depositary. The Depositary or the Company may withhold or delay the delivery of any Receipt, the transfer, redemption or exchange of any Receipt, the withdrawal of the deposited Preferred Shares represented by the Depositary Shares evidenced by any Receipt, the distribution of any dividend or other distribution or the sale of any rights or of the proceeds thereof, until such proof or other information is filed, or such certificates are executed.

SECTION 3.02 Payment of Fees and Expenses. Holders of Receipts shall be obligated to make payments to the Depositary of certain fees and expenses and taxes or other governmental charges to the extent provided in Section 5.06, or provide evidence satisfactory to the Depositary that such fees and expenses and taxes or other governmental charges have been paid. Until such payment is made, transfer of any Receipt or any withdrawal of the Preferred Shares or money or other property, if any, represented by the Depositary Shares evidenced by such Receipt may be refused, any dividend or other distribution may be withheld, and any part or all of the Preferred Shares or other property represented by the Depositary Shares evidenced by such Receipt may be sold for the account of the Holder thereof (after attempting by reasonable means to notify such Holder a reasonable number of days prior to such sale). Any dividend or other distribution so withheld and the proceeds of any such sale may be applied to any payment of such fees or expenses, the Holder of such Receipt remaining liable for any deficiency.

SECTION 3.03 Representations and Warranties as to Preferred Shares. In the case of the initial deposit of the Preferred Shares hereunder, the Company represents and warrants that such Preferred Shares and each certificate therefor are validly issued, fully paid and nonassessable. Such representations and warranties shall survive the deposit of the Preferred Shares and the issuance of Receipts.

SECTION 3.04 Representation and Warranty as to Receipts and Depositary Shares. The Company hereby represents and warrants that the Receipts, when issued, will evidence legal and valid interests in the Depositary Shares and each Depositary Share will represent a legal and valid one-hundredth fractional interest in a share of deposited Preferred Shares represented by such Depositary Share. Such representation and warranty shall survive the deposit of the Preferred Shares and the issuance of Receipts evidencing the Depositary Shares.

ARTICLE IV

The Preferred Shares; Notices

SECTION 4.01 Cash Distributions. Whenever Computershare shall receive any cash dividend or other cash distribution on the deposited Preferred Shares, including any cash received upon redemption of any shares of Preferred Shares pursuant to Section 2.03, Computershare shall, subject to Sections 3.01 and 3.02, distribute to Record Holders of Receipts on the Record Date fixed pursuant to Section 4.04 such amounts of such sum as are, as nearly as practicable, in proportion to the respective numbers of Depositary Shares evidenced by the Receipts held by such Holders; provided, however, that in case the Company or the Depositary shall be required by law to and shall withhold from any cash dividend or other cash distribution in respect of the Preferred Shares represented by the Receipts held by any Holder an amount on account of taxes or as otherwise required by law, regulation or court process, the amount made available for distribution or distributed in respect of Depositary Shares represented by such Receipts subject to such withholding shall be reduced accordingly. Computershare, however, shall distribute or make available for distribution, as the case may be, only such amount as can be distributed without attributing to any Holder of Receipts a fraction of one cent. Any such fractional amounts shall be rounded down to the nearest whole cent and so distributed to registered Holders entitled thereto and any balance not so distributable shall be held by Computershare (without liability for interest thereon) and shall be added to and be treated as part of the next succeeding distribution to Record Holders of such Receipts. Each Holder of a Receipt shall provide the Depositary with a properly completed Form W-8 (i.e., Form W-8BEN, Form W-8EXP, Form W-8IMY, Form W-8ECI or another applicable Form W-8) or Form W-9 (which form shall set forth such Holder’s certified taxpayer identification number if requested on such form), as may be applicable. Each Holder of a Receipt acknowledges that, in the event of non-compliance with the preceding sentence the Internal Revenue Code of 1986 as amended, may require withholding by Computershare of a portion of any of the distribution to be made hereunder.

SECTION 4.02 Distributions Other Than Cash. Whenever the Depositary shall receive any distribution other than cash on the deposited Preferred Shares, the Depositary shall, subject to Sections 3.01 and 3.02, distribute to Record Holders of Receipts on the Record Date fixed pursuant to Section 4.04 such amounts of property received by it as are, as nearly as practicable, in proportion to the respective numbers of Depositary Shares evidenced by the Receipts held by such Holders, in any manner that the Depositary and the Company may deem equitable and practicable for accomplishing such distribution. The Depositary shall not make any distribution of securities to the Holders of Receipts unless the Company shall have provided to the Depositary an opinion of counsel stating that such securities have been registered under the Securities Act or do not need to be registered. If in the opinion of the Company, in consultation with the Depositary such distribution cannot be made proportionately among such Record Holders, or if for any other reason (including any requirement that the Company or the Depositary withhold an amount on account of taxes) the Depositary deems, after consultation with the Company, such distribution not to be feasible, the Company, in its discretion, may with the approval of the Company, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the sale (at public or private sale) of the property thus received, or any part thereof, at such place or places and upon such terms as it may deem proper. The net proceeds of any such sale shall be, subject to Sections 3.01 and 3.02, distributed or made available for distribution, as the case may be, by Computershare to Record Holders of Receipts as provided by Section 4.01 in the case of a distribution received in cash.

SECTION 4.03 Subscription Rights, Preferences or Privileges. If the Company shall at any time offer or cause to be offered to the persons in whose names deposited Preferred Shares is registered on the books of the Company any rights, preferences or privileges to subscribe for or to purchase any securities or any rights, preferences or privileges of any other nature, such rights, preferences or privileges shall in each such instance be made available by the Depositary to the Record Holders of Receipts in such manner as the Company shall instruct (including by the issue to such Record Holders of warrants representing such rights, preferences or privileges); provided, however, that (a) if at the time of issue or offer of any such rights, preferences or privileges the Company determines upon advice of its legal counsel that it is not lawful or feasible to make such rights, preferences or privileges available to the Holders of Receipts (by the issue of warrants or otherwise) or (b) if and to the extent instructed by Holders of Receipts who do not desire to exercise such rights, preferences or privileges, the Depositary shall then, if so directed by the Company and if applicable laws or the terms of such rights, preferences or privileges so permit, sell such rights, preferences or privileges of such holders at public or private sale, at such place or places and upon such terms as it may deem proper. The net proceeds of any such sale shall, subject to Sections 3.01 and 3.02, be distributed by the Depositary to the Record Holders of Receipts entitled thereto as provided by Section 4.01 in the case of a distribution received in cash. The Depositary shall not make any distribution of such rights, preferences or privileges, unless the Company shall have provided to the Depositary an opinion of counsel stating that such rights, preferences or privileges have been registered under the Securities Act or do not need to be registered.

If registration under the Securities Act of the securities to which any rights, preferences or privileges relate is required in order for Holders of Receipts to be offered or sold the securities to which such rights, preferences or privileges relate, the Company agrees that it will promptly notify the Depositary of such requirement, that it will promptly file a registration statement pursuant to the Securities Act with respect to such rights, preferences or privileges and securities and use its commercially reasonable efforts and take all steps available to it to cause such registration statement to become effective sufficiently in advance of the expiration of such rights, preferences or privileges to enable such Holders to exercise such rights, preferences or privileges. In no event shall the Depositary make available to the Holders of Receipts any right, preference or privilege to subscribe for or to purchase any securities unless and until such a registration statement shall have become effective or unless the offering and sale of such securities to such Holders are exempt from registration under the provisions of the Securities Act.

If any other action under the law of any jurisdiction or any governmental or administrative authorization, consent or permit is required in order for such rights, preferences or privileges to be made available to Holders of Receipts, the Company agrees that it will use its commercially reasonable efforts to take such action or obtain such authorization, consent or permit sufficiently in advance of the expiration of such rights, preferences or privileges to enable such Holders to exercise such rights, preferences or privileges.

The Depositary will not be deemed to have any knowledge of any item for which it is supposed to receive notification under any Section of this Deposit Agreement unless and until it has received such notification.

SECTION 4.04 Notice of Dividends; Fixing of Record Date for Holders of Receipts. Whenever any cash dividend or other cash distribution shall become payable, any distribution other than cash shall be made, or any powers, preferences or rights shall at any time be offered, with respect to the deposited Preferred Shares, or whenever the Depositary shall receive notice of (i) any meeting at which holders of such Preferred Shares are entitled to vote or of which holders of such Preferred Shares are entitled to notice or (ii) any election on the part of the Company to redeem any shares of such Preferred Shares, the Depositary shall in each such instance fix a Record Date (which shall be the same date as the Record Date fixed by the Company with respect to the Preferred Shares) for the determination of the Holders of Receipts who shall be entitled to receive such dividend, distribution, powers, preferences or rights or the net proceeds of the sale thereof; to give instructions for the exercise of voting rights at any such meeting or to receive notice of such meeting or whose Depositary Shares are to be so redeemed.

SECTION 4.05 Voting Rights. Upon receipt of notice of any meeting at which the holders of deposited Preferred Shares are entitled to vote, the Depositary shall, as soon as practicable thereafter, mail to the Record Holders of Receipts a notice, which shall be provided by the Company and which shall contain (i) such information as is contained in such notice of meeting, (ii) a statement that the Holders of Receipts at the close of business on a specified Record Date fixed pursuant to Section 4.04 will be entitled, subject to any applicable provision of law, to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Shares represented by their respective Depositary Shares and (iii) a brief statement as to the manner in which such instructions may be given. Upon the written request of a Holder of a Receipt on such Record Date, the Depositary shall insofar as practicable vote or cause to be voted the amount of Preferred Shares represented by the Depositary Shares evidenced by such Receipt in accordance with the instructions set forth in such request. To the extent any such instructions request the voting of a fractional interest of a share of deposited Preferred Shares, the Depositary shall aggregate such interest with all other fractional interests resulting from requests with the same voting instructions and shall vote the number of whole votes resulting from such aggregation in accordance with the instructions received in such requests. Each share of Preferred Shares is entitled to one vote per $25.00 of liquidation preference (equivalent to 100 votes per Preferred Share). The Company hereby agrees to take all reasonable action that may be deemed necessary by the Depositary in order to enable the Depositary to vote such Preferred Shares or cause such Preferred Shares to be voted. In the absence of specific instructions from the Holder of a Receipt, the Depositary will not vote Depositary Shares held by it. In the absence of authorization from the Holder of a Receipt, the Depositary will abstain from voting (but, at its discretion, not from appearing at any meeting with respect to the Preferred Shares unless directed to the contrary by the Record Holders of all the related Receipts) to the extent of the shares of Preferred Shares (or portion thereof) represented by the applicable Depositary Shares evidenced by such Receipt.

SECTION 4.06 Changes Affecting Preferred Shares and Reorganization Events. Upon any change in liquidation preference, par or stated value, split-up, combination or any other reclassification of the Preferred Shares, any Reorganization Event or any exchange of the Preferred Shares for cash, securities or other property, the Depositary shall, upon the written instructions of the Company setting forth any of the following adjustments, (i) reflect such adjustments in the Depositary’s books and records in (a) the fraction of an interest represented by one Depositary Share in one share of Preferred Shares and (b) the ratio of the Redemption Price per Depositary Share to the Redemption Price of a share of Preferred Shares, as may be required by or as is consistent with the provisions of the Certificate of Designations to fully reflect the effects of such change in liquidation preference, par or stated value, split-up, combination or other reclassification of Preferred Shares, of such Reorganization Event or of such exchange and (ii) treat any shares of stock or other securities or property (including cash) that shall be received by the Depositary in exchange for or in respect of the Preferred Shares as new deposited property under this Deposit Agreement, and Receipts then outstanding shall thenceforth represent the proportionate interests of Holders thereof in the new deposited property so received in exchange for or in respect of such Preferred Shares. In any such case the Depositary may, upon the receipt of written request of the Company, execute and deliver additional Receipts, or may call for the surrender of all outstanding Receipts to be exchanged for new Receipts specifically describing such new deposited property. Anything to the contrary herein notwithstanding, Holders of Receipts shall have the right from and after the effective date of any such change in liquidation preference, par or stated value, split-up, combination or other reclassification of the Preferred Shares or any such recapitalization, reorganization, merger, amalgamation or consolidation to surrender such Receipts to the Depositary with instructions to convert, exchange or surrender the Preferred Shares represented thereby only into or for, as the case may be, the kind and amount of shares of stock and other securities and property and cash into which the Preferred Shares represented by such Receipts might have been converted or for which such Preferred Shares might have been exchanged or surrendered immediately prior to the effective date of such transaction.

SECTION 4.07 Inspection of Reports. The Depositary shall make available for inspection by Record Holders of Receipts at the Depositary Office and at such other places as it may from time to time deem advisable during normal business hours any reports and communications received from the Company that are both received by the Depositary as the holder of deposited Preferred Shares and made generally available to the holders of the Preferred Shares. In addition, the Depositary shall transmit, upon written request by the Company, certain notices and reports to the Holders of Receipts as provided in Section 7.04.

SECTION 4.08 Lists of Receipt Holders. Promptly upon request from time to time by the Company, the Registrar shall furnish to the Company a list, as of a recent date specified by the Company, of the names, addresses and holdings of Depositary Shares of all persons in whose names Receipts are registered on the books of the Registrar.

ARTICLE V

The Depositary and the Company

SECTION 5.01 Maintenance of Offices, Agencies and Transfer Books by the Depositary and the Registrar. The Depositary shall maintain at the Depositary Office facilities for the execution and delivery, transfer, surrender and exchange, split-up, combination and redemption of Receipts and deposit and withdrawal of Preferred Shares and at the offices of the Depositary’s Agents, if any, facilities for the delivery, transfer, surrender and exchange, split-up, combination and redemption of Receipts and deposit and withdrawal of Preferred Shares, all in accordance with the provisions of this Deposit Agreement.

The Registrar shall keep books at the Depositary Office for the registration and transfer of Receipts, which books at all reasonable times, shall be open for inspection by the Record Holders of Receipts as provided by applicable law. The Company may cause the Registrar to close such books, at any time or from time to time, when deemed expedient by it in connection with the performance of its duties hereunder.

If the Receipts or the Depositary Shares evidenced thereby or the Preferred Shares represented by such Depositary Shares shall be listed on the New York Stock Exchange or any other stock exchange, the Depositary may, with the written approval of the Company, appoint a registrar (acceptable to the Company) for registration of such Receipts or Depositary Shares in accordance with the requirements of such exchange. Such registrar (which may be the Registrar if so permitted by the requirements of such exchange) may be removed and a substitute registrar appointed by the Registrar upon the request or with the written approval of the Company. If the

Receipts, such Depositary Shares or such Preferred Shares are listed on one or more other stock exchanges, the Registrar will, at the request of the Company, arrange such facilities for the delivery, transfer, surrender, redemption and exchange of such Receipts, such Depositary Shares or such Preferred Shares as may be required by law or applicable stock exchange regulations.

SECTION 5.02 Prevention or Delay in Performance by the Depositary, the Depositary’s Agents, the Registrar or the Company. None of the Depositary, any Depositary’s Agent, any Registrar, any Transfer Agent, or the Company shall incur any liability to any Holder of any Receipt, if by reason of any provision of any present or future law or regulation thereunder of the United States of America or of any other governmental authority or, in the case of the Depositary, the Depositary’s Agent or the Registrar or Transfer Agent, by reason of any provision, present or future, of the Certificate of Incorporation or, in the case of the Company, the Depositary, the Depositary’s Agent, the Transfer Agent or the Registrar, by reason of any act of God or war or other circumstance beyond the control of the relevant party, the Depositary, any Depositary’s Agent, the Transfer Agent, the Registrar or the Company shall be prevented or forbidden from doing or performing any act or thing that the terms of this Deposit Agreement provide shall be done or performed; nor shall the Depositary, any Depositary’s Agent, the Transfer Agent, any Registrar or the Company incur any liability to any Holder of a Receipt by reason of any nonperformance or delay, caused as aforesaid, in the performance of any act or thing that the terms of this Deposit Agreement provide shall or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in this Deposit Agreement.

SECTION 5.03 Obligations of the Depositary, the Depositary’s Agents, the Registrar and the Company. The Company does not assume any obligation or shall be subject to any liability under this Deposit Agreement or any Receipt to Holders of Receipts other than from acts or omissions arising out of conduct constituting gross negligence or willful misconduct in the performance of such duties as are specifically set forth in this Deposit Agreement. Neither the Depositary nor any Depositary’s Agent nor any Transfer Agent or Registrar assumes any obligation or shall be subject to any liability under this Deposit Agreement to Holders of Receipts, the Company or any other person or entity other than for its gross negligence or willful misconduct (which gross negligence or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction). Notwithstanding anything to the contrary contained herein, neither the Depositary, nor any Depositary’s Agent nor any Transfer Agent or Registrar shall be liable for any special, indirect, incidental, consequential, punitive or exemplary damages, including but not limited to, lost profits, even if such person or entity alleged to be liable has knowledge of the possibility of such damages. Any liability of the Depositary and any Registrar or Transfer Agent under this Deposit Agreement will be limited to the amount of annual fees paid by the Company to the Depositary or any Registrar or Transfer Agent.

None of the Depositary, any Depositary’s Agent, any Registrar or Transfer Agent or the Company shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding with respect to the deposited Preferred Shares, Depositary Shares or Receipts that in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense and liability be furnished as often as may be required.

None of the Depositary, any Depositary’s Agent, any Registrar or Transfer Agent or the Company shall be liable for any action or any failure to act by it in reliance upon the advice of legal counsel or accountants, or information provided by any person presenting Preferred Shares for deposit or any Holder of a Receipt. The Depositary, any Depositary’s Agent, any Registrar or Transfer Agent and the Company may each rely and shall each be protected in acting upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

In the event the Depositary shall receive conflicting claims, requests or instructions from any Holders of Receipts, on the one hand, and the Company, on the other hand, the Depositary shall be entitled to act on such claims, requests or instructions received from the Company, and shall incur no liability and shall be entitled to the full indemnification set forth in Section 5.05 in connection with any action so taken.

The Depositary shall not be responsible for any failure to carry out any instruction to vote any of the deposited Preferred Shares or for the manner or effect of any such vote made, as long as any such action or non-action does not result from bad faith, gross negligence or willful misconduct of the Depositary (which bad faith, gross negligence or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction). The Depositary undertakes, and any Registrar or Transfer Agent shall be required to undertake, to perform such duties and only such duties as are specifically set forth in this Deposit Agreement, and no implied covenants or obligations shall be read into this Agreement against the Depositary or any Registrar or Transfer Agent.

The Depositary, its parent, affiliate, or subsidiaries, any Depositary’s Agent, and any Registrar or Transfer Agent may own, buy, sell or deal in any class of securities of the Company and its affiliates and in Receipts or Depositary Shares or become pecuniarily interested in any transaction in which the Company or its affiliates may be interested or contract with or lend money to or otherwise act as fully or as freely as if it were not the Depositary or the. Depositary’s Agent hereunder. The Depositary may also act as transfer agent or registrar of any of the securities of the Company and its affiliates or act in any other capacity for the Company or its affiliates.

It is intended that neither the Depositary nor any Depositary’s Agent shall be deemed to be an “issuer” of the securities under the federal securities laws or applicable state securities laws, it being expressly understood and agreed that the Depositary and any Depositary’s Agent are acting only in a ministerial capacity as Depositary for the deposited Preferred Shares; provided, however, that the Depositary agrees to comply with all information reporting and withholding requirements applicable to it under law or this Deposit Agreement in its capacity as Depositary.

Neither the Depositary (or its officers, directors, employees, agents or affiliates) nor any Depositary’s Agent makes any representation or has any responsibility as to the validity of the registration statement pursuant to which the Depositary Shares are registered under the Securities Act, the deposited Preferred Shares, the Depositary Shares, the Receipts (except its countersignature thereon) or any instruments referred to therein or herein, or as to the correctness of any statement made therein or herein; provided, however, that the Depositary is responsible for its representations in this Deposit Agreement.

The Company agrees that it will register the deposited Preferred Shares and the Depositary Shares in accordance with the applicable federal securities laws.

In the event the Depositary, the Depositary’s Agent or any Registrar or Transfer Agent believes any ambiguity or uncertainty exists in any notice, instruction, direction, request or other communication, paper or document received by it pursuant to this Deposit Agreement, the Depositary, the Depositary’s Agent, Transfer Agent or Registrar shall promptly notify the Company of the details of such alleged ambiguity or uncertainty, and may, in its sole discretion, refrain from taking any action, and the Depositary, the Depositary’s Agent, Transfer Agent or Registrar shall be fully protected and shall incur no liability to any person from refraining from taking such action, absent bad faith, gross negligence or willful misconduct (which bad faith, gross negligence or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction), unless and until (i) the rights of all parties have been fully and finally adjudicated by a court of appropriate jurisdiction or (ii) the Depositary, the Depositary’s Agent, Transfer Agent or Registrar receives written instructions with respect to such matter signed by the Company that eliminates such ambiguity or uncertainty to the satisfaction of the Depositary, the Depositary’s Agent, Transfer Agent or Registrar.

Whenever in the performance of its duties under this Deposit Agreement, the Depositary, the Depositary’s Agent, Transfer Agent or Registrar shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking, suffering or omitting to take any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively provided and established by a certificate signed by any one of the Chief Executive Officer, any Vice Chairman, the Chief Financial Officer, the Chief Operating Officer, any Executive Vice President, the Corporate Treasurer, any Managing Director, any Senior Vice President, any Vice President, the Corporate Secretary, any Deputy or Assistant Corporate Secretary or any Attorney-in-Fact of the Company and delivered to the Depositary, the Depositary’s Agent, Transfer Agent or Registrar; and such certificate shall be full and complete authorization and protection to the Depositary, the Depositary’s Agent, Transfer Agent or Registrar and the Depositary, the Depositary’s Agent, Transfer Agent or Registrar shall incur no liability for or in respect of any action taken, suffered or omitted by it under the provisions of this Deposit Agreement in reliance upon such certificate. The Depositary, the Depositary’s Agent, Transfer Agent or Registrar shall not be liable for or by reason of any of the statements of fact or recitals contained in this Deposit Agreement or in the Receipts (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

The Depositary, the Depositary’s Agent, Transfer Agent or Registrar will not be under any duty or responsibility to ensure compliance with any applicable federal or state securities laws in connection with the issuance, transfer or exchange of the Receipts, Preferred Shares or Depositary Shares.

Notwithstanding anything herein to the contrary, no amendment to the Certificate of Designations shall affect the rights, duties, obligations or immunities of the Depositary, Transfer Agent, the Depositary’s Agent or Registrar hereunder.

The Depositary, Transfer Agent and any Registrar hereunder:

(i) shall have no duties or obligations other than those specifically set forth herein (and no implied duties or obligations), or as may subsequently be agreed to in writing by the parties;

(ii) shall have no obligation to make payment hereunder unless the Company shall have provided the necessary federal or other immediately available funds or securities or property, as the case may be, to pay in full amounts due and payable with respect thereto;

(iii) shall not be obligated to take any legal or other action hereunder; if, however, the Depositary determines to take any legal or other action hereunder, and, where the taking of such action might in the Depositary’s judgment subject or expose it to any expense or liability, the Depositary shall not be required to act unless it shall have been furnished with an indemnity satisfactory to it;

(iv) may rely on and shall be authorized and protected in acting or failing to act upon any certificate, instrument, opinion, notice, letter, facsimile transmission or other document or security delivered to the Depositary and believed by the Depositary to be genuine and to have been signed by the proper party or parties, and shall have no responsibility for determining the accuracy thereof;

(v) may rely on and shall be authorized and protected in acting or failing to act upon the written, telephonic, electronic and oral instructions, with respect to any matter relating to the Depositary’s actions as depositary covered by this Deposit Agreement (or supplementing or qualifying any such actions) of officers of the Company;

(vi) may consult counsel satisfactory to it, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Depositary hereunder in accordance with the advice of such counsel;

(vii) shall not be called upon at any time to advise any person with respect to the Depositary Shares or Receipts;

(viii) shall not be liable or responsible for any recital herein, contained in any documents relating hereto or the Depositary Shares or Receipts; and

(ix) shall not be liable in any respect on account of the identity, authority or rights of the parties (other than with respect to the Depositary) executing or delivering or purporting to execute or deliver this Deposit Agreement or any documents or papers deposited or called for under this Deposit Agreement.

Neither party to this Deposit Agreement shall be liable to the other party for any consequential, indirect, special or incidental damages under any provisions of this Deposit Agreement or for any consequential, indirect, punitive, special or incidental damages arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility of such damages.

The rights of the Depositary and the obligations of the Company set forth in this Section 5.03 shall survive the replacement, removal or resignation of any Depositary, Registrar, Transfer Agent or Depositary’s Agent or termination of this Deposit Agreement.

SECTION 5.04 Resignation and Removal of the Depositary; Appointment of Successor Depositary. The Depositary may at any time resign as Depositary hereunder by notice of its election to do so delivered to the Company as set forth in this Section 5.04.

The Depositary may at any time (a) resign, or (b) be removed by the Company. by notice of such resignation or removal delivered by one party to the other, such resignation or removal to take effect sixty (60) days from the date of such notice.

In case at any time the Depositary acting hereunder shall resign or be removed, the Company shall, within 60 days after the delivery of the notice of resignation or removal, as the case may be, appoint a successor depositary. If a successor depositary shall not have been appointed and have accepted appointment in 60 days, the resigning Depositary or the Holders may petition a court of competent jurisdiction to appoint a successor depositary. Every successor depositary shall execute and deliver to its predecessor and to the Company an instrument in writing accepting its appointment hereunder, and thereupon such successor depositary, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor and for all purposes shall be the Depositary under this Deposit Agreement, and such predecessor, upon payment of all sums due it and on the written request of the Company, shall promptly execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder, shall duly assign, transfer and deliver all rights, title and interest in the deposited Preferred Shares and any moneys or property held hereunder to such successor and shall deliver to such successor a list of the Record Holders of all outstanding Receipts. The Company shall promptly provide notice of its appointment to the Record Holders of Receipts.

Any corporation or other entity into or with which the Depositary may be merged, consolidated or converted, or any corporation or other entity to which all or a substantial part of the assets of the Depositary may be transferred, shall be the successor of such Depositary without the execution or filing of any document or any further act. Such successor depositary may execute the Receipts either in the name of the predecessor depositary or in the name of the successor depositary.

The provisions of this Section 5.04 as they apply to the Depositary apply to the Registrar and Transfer Agent, as if specifically enumerated herein.

SECTION 5.05 Indemnification by the Company. The Company shall indemnify the Depositary, any Depositary’s Agent and any Transfer Agent or Registrar against,

and hold each of them harmless from, any loss, liability, damage, cost or expense (including the reasonable costs and expenses of defending itself) which may arise out of (i) acts performed or omitted in connection with this Deposit Agreement and the Receipts (a) by the Depositary, any Transfer Agent or Registrar or any of their respective agents (including any Depositary’s Agent), except for any liability arising out of gross negligence or willful misconduct (each as determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction) on the respective parts of any such person or persons, or (b) by the Company or any of its agents, or (ii) the offer, sale or registration of the Receipts or shares of Preferred Shares pursuant to the provisions hereof. The Company shall have no obligations to indemnify the Depositary, any Depositary’s Agent and any Registrar (including each of their officers, directors, agents and employees) for any special, punitive, incidental, indirect or consequential losses or damages of any kind whatsover (including but not limited to lost profits), even if the Company has been advised of the likelihood of such loss or damage and regardless of the form of action. The rights of the Depositary and the obligations of the Company set forth in this Section 5.05 shall survive the replacement, removal or resignation of any Depositary, Registrar, Transfer Agent or Depositary’s Agent or termination of this Deposit Agreement. In no event shall the Depositary have any right of set off or counterclaim against the Depositary Shares or the Preferred Shares.

SECTION 5.06 Fees, Charges and Expenses. The Company shall pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company shall pay all charges of the Depositary in connection with the initial deposit of the Preferred Shares and the initial issuance of the Depositary Shares and any redemption of the Preferred Shares at the option of the Company. All other transfer and other taxes and governmental charges and fees for the withdrawal of Preferred Shares upon surrender of Receipts shall be at the expense of Holders of Depositary Shares. The Depositary may refuse to effect any transfer of a Receipt or any withdrawal of shares of Preferred Shares evidenced thereby until all such taxes and charges with respect to such Receipt or shares of Preferred Shares are paid by the holder thereof If, at the request of a Holder of Receipts, the Depositary incurs charges or expenses for which it is not otherwise liable hereunder, such Holder will be liable for such charges and expenses, provided, however, that the Depositary need not incur such charges or expenses if repayment of such amounts is not reasonably assured to it. All other charges and expenses of the Depositary and any Depositary’s Agent hereunder and of any Registrar and Transfer Agent (including, in each case, fees and expenses of counsel) incident to the performance of their respective obligations hereunder will be paid upon consultation and agreement between the Depositary and the Company as to the amount and nature of such charges and expenses. The Depositary shall present its statement for charges and expenses to the Company once every three months or at such other intervals as the Company and the Depositary may agree.

ARTICLE VI

Amendment and Termination

SECTION 6.01 Amendment. The form of the Receipts and any provision of this Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary without the consent of Holders of Receipts in any respect that the Company and the Depositary may deem necessary or desirable; provided, however that no such amendment (other than any change in the fees of any Depositary, Registrar or Transfer Agent that are payable by the Company) which (i) shall materially and adversely alter the rights of the Holders of Receipts or (ii) would be materially and adversely inconsistent with the rights granted to the holders of the Preferred Shares pursuant to the Certificate of Incorporation shall be effective unless such amendment shall have been approved by the Holders of Receipts evidencing at least a majority of the Depositary Shares then outstanding. In no event shall any amendment impair the right, subject to the provisions of Section 2.06 and Section 2.07 and Article III, of any Holder of any Receipts evidencing such Depositary Shares to surrender any Receipt with instructions to the Depositary to deliver to the holder the deposited Preferred Shares and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law. Every Holder of an outstanding Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by this Deposit Agreement as amended thereby. As a condition precedent to the Depositary’s execution of any amendment, the Company shall deliver to the Depositary a certificate from a duly authorized officer of the Company that states that the proposed amendment is in compliance with the terms of this Section 6.01.

SECTION 6.02 Termination. This Deposit Agreement may be terminated by the Company or the Depositary only if (i) all outstanding Depositary Shares shall have been redeemed pursuant to Section 2.03 or (ii) there shall have been made a final distribution in respect of the deposited Preferred Shares in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Depositary Shares pursuant to Section 4.01 or 4.02, as applicable.

Upon the termination of this Deposit Agreement, the Company shall be discharged from all obligations under this Deposit Agreement except for its obligations to the Depositary, any Depositary’s Agent and any Transfer Agent or Registrar under Section 5.05 and Section 5.06.

ARTICLE VII

Miscellaneous

SECTION 7.01 Counterparts. This Deposit Agreement may be executed in any number of counterparts, and by each of the parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Deposit Agreement electronically or by facsimile shall be effective as delivery of a manually executed counterpart of this Deposit Agreement.

SECTION 7.02 Exclusive Benefits of Parties. This Deposit Agreement is for the exclusive benefit of the parties hereto, and their respective successors hereunder, and shall not be deemed to give any legal or equitable right, remedy or claim to any other person whatsoever.

SECTION 7.03 Invalidity of Provisions. In case any one or more of the provisions contained in this Deposit Agreement or in the Receipts should be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall in no way be affected, prejudiced or disturbed thereby; provided, however, that if such provision affects the rights, duties, liabilities or obligations of the Depositary, the Depositary shall be entitled to resign immediately.

SECTION 7.04 Notices. Any and all notices to be given to the Company hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail, or by facsimile transmission confirmed by letter, addressed to the Company at:

Global Ship Lease, Inc.

c/o Global Ship Lease Services Limited

Portland House

Stag Place

London SW1E 5RS

United Kingdom

Attention: Ian Webber

or at any other address of which the Company shall have notified the Depositary in writing.

Any notices to be given to the Depositary, Transfer Agent or Registrar hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by overnight delivery, or facsimile confirmed by letter, addressed to the Depositary:

Computershare Inc

480 Washington Blvd. - 29th Floor

Jersey City, NJ 07310-900

Attention: Legal Department

Any notices to be given to the Depositary, Transfer Agent or Registrar hereunder or under the Receipts by the Company may also be provided via e-mail.

Any notices given to any Record Holder of a Receipt hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if transmitted through the facilities of DTC in accordance with DTC’s procedures or personally delivered or sent by recognized next-day courier service or telecopier confirmed by letter, addressed to such Record Holder at the address of such Record Holder as it appears on the books of the Depositary; provided that any Record Holder may direct the Depositary to deliver notices to such Record Holder at an alternate address or in a specific manner that is reasonably requested by such Record Holder in a written request timely filed with the Depositary and that is reasonably acceptable to the Depositary.

Delivery of a notice sent by mail shall be deemed to be effected in the case of a next-day courier service, when deposited with such courier, courier fees prepaid. The Depositary or the Company may, however, act upon any facsimile message received by it from the other or from any Holder of a Receipt, notwithstanding that such facsimile message shall not subsequently be confirmed by letter as aforesaid.

SECTION 7.05 Depositary’s Agents. The Depositary may from time to time appoint Depositary’s Agents to act in any respect for the Depositary for the purposes of this Deposit Agreement and may at any time appoint additional Depositary’s Agents and vary or terminate the appointment of such Depositary’s Agents. The Depositary will notify the Company of any such action.

SECTION 7.06 Holders of Receipts Are Parties. The Holders of Receipts from time to time shall be deemed to be parties to this Deposit Agreement and shall be bound by all of the terms and conditions hereof and of the Receipts by acceptance of delivery thereof to the same extent as though such person executed this Deposit Agreement.

SECTION 7.07 Governing Law. This Deposit Agreement and the Receipts and all rights hereunder and thereunder and provisions hereof and thereof shall be governed by, and construed in accordance with, the law of the State of New York.

SECTION 7.08 Inspection of Deposit Agreement and Certificate of Designations. Copies of this Deposit Agreement and the Certificate of Designations shall be filed with the Depositary and the Depositary’s Agents and shall be open to inspection during business hours at the Depositary Office by any Holder of any Receipt.

SECTION 7.09 Headings. The headings of articles and sections in this Deposit Agreement and in the form of the Receipt set forth in Exhibit A hereto have been inserted for convenience only and are not to be regarded as a part of this Deposit Agreement or to have any bearing upon the meaning or interpretation of any provision.

SECTION 7.10 Further Assurances. Each of the Company and the Depositary, respectively, agrees that it will perform, acknowledge, and deliver or cause to be performed, acknowledged or delivered, all such further and other acts, documents, instruments and assurances as the Depositary or the Company, respectively, may reasonably require in connection with the performance of this Deposit Agreement.

SECTION 7.11 Confidentiality. The Depositary and the Company agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public holder information and the fees for services, which are exchanged or received pursuant to the negotiation or the carrying out of this Deposit Agreement, shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law or legal process. To avoid doubt, the parties hereto shall not be required to keep the terms of this Deposit Agreement confidential.

SECTION 7.12 Force Majeure. Notwithstanding anything to the contrary contained herein, the Depositary will not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

IN WITNESS WHEREOF, Global Ship Lease, Inc., Computershare Inc and Computershare Trust Company, N.A., have duly executed this Deposit Agreement as of the day and year first above set forth and all Holders of Receipts shall become parties hereto by and upon acceptance by them of delivery of Receipts issued in accordance with the terms hereof.

GLOBAL SHIP LEASE, INC.,

By:	/s/ Ian Webber
	Name:	Ian Webber
	Title:	Chief Executive Officer

COMPUTERSHARE INC, and COMPUTERSHARE TRUST COMPANY, N.A., as applicable, as Depositary, Registrar and Transfer Agent; for both entities

By:	/s/ Michael I. Levy
	Name:	Michael I. Levy
	Title:	S.V.P.

EXHIBIT A

Form of Face of Receipt; Form of Reverse of Receipt

UNLESS THIS RECEIPT IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE CORPORATION OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY RECEIPT ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL RECEIPT SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL RECEIPT SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE DEPOSIT AGREEMENT REFERRED TO BELOW.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR AND TRANSFER AGENT MAY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Aggregate Amount of Depositary Shares: $[ ]

Certificate Number [ ]	Number of Depositary Shares: [ ]

CUSIP NO.: Y27183 121

RECEIPT FOR DEPOSITARY SHARES,

Each Representing One-Hundredth Interest in a Share of

Series B Cumulative Redeemable Perpetual Preferred Shares

(par value $0.01 per share)

(liquidation preference $25,000 per share)

of

GLOBAL SHIP LEASE, INC.

Computershare Inc and Computershare Trust Company N.A., as applicable, as Depositary (the “Depositary”), hereby certifies that Cede & Co. is the registered owner of [    ] Depositary Shares (“Depositary Shares”), equivalent to $[    ] aggregate amount, each Depositary Share representing one-hundredth of one share of Series B Cumulative Redeemable Perpetual Preferred Shares, $0.01 par value per share and liquidation preference of $25,000 per share, of Global Ship Lease, Inc., a corporation duly organized and existing under the laws of the Republic of the Marshall Islands (the “Company”), on deposit with the Depositary, subject to the terms and entitled to the benefits of the Deposit Agreement, dated August 20, 2014 (the “Deposit Agreement”), among the Company, the Depositary and the Holders from time to time of

Receipts for Depositary Shares. By accepting this Receipt for the Depositary Shares, the Holder hereof becomes a party to and agrees to be bound by all the terms and conditions of the Deposit Agreement. This Receipt shall not be valid or obligatory for any purpose or entitled to any benefits under the Deposit Agreement unless it shall have been executed by the Depositary by the manual or facsimile signature of a duly authorized officer or, if a Registrar in respect of the Receipts (other than the Depositary) shall have been appointed, by the manual signature of a duly authorized officer of such Registrar.

Dated: [                ]

Computershare Inc and Computershare Trust Company, N.A. For both entities, as Depositary

By:
Authorized Signatory

The following abbreviations when used in the instructions on the face of this receipt shall be construed as though they were written out in full according to applicable laws or regulations.

TEN COM - as tenant in common	UNIF GIFT MIN ACT -
Custodian
(Cust) (Minor)

TEN ENT - as tenants by the entireties	Under Uniform Gifts to Minors Act

JT TEN - as joint tenants with right of survivorship and not as tenants in common
(State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

For value received, hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR

OTHER IDENTIFYING NUMBER OF ASSIGNEE, AS APPLICABLE

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS

INCLUDING POSTAL ZIP CODE OF ASSIGNEE

Depositary Shares, equivalent to aggregate amount, represented by the within Receipt, and do hereby irrevocably constitute and appoint Attorney to transfer the said Depositary Shares on the books of the within named Depositary with full power of substitution in the premises.

Dated
NOTICE: The signature to the assignment must corresponds with the name as written upon the face of this Receipt in every particular, without alteration or enlargement

SIGNATURE GUARANTEED

NOTICE: The signature(s) should be guaranteed by a participant in a Medallion Signature Guarantee Program at a guarantee level acceptable to the Company’s transfer agent. Guarantees by a notary public are not acceptable.

EXHIBIT B

Certificate of Designations

CERTIFICATE OF DESIGNATION

8.75% SERIES B CUMULATIVE REDEEMABLE PERPETUAL PREFERRED SHARES

The undersigned, Mr. Ian Webber, does hereby certify:

1. That he is the duly elected and acting Chief Executive Officer of Global Ship Lease, Inc., a Marshall Islands corporation (the “Company”).

2. That, pursuant to the authority conferred by the Company’s Articles of Incorporation, a duly authorized committee of the Company’s Board of Directors, at a special meeting held on August 13, 2014, adopted the following resolution creating a series of Preferred Shares (this and other capitalized terms shall have the same meaning as in the Articles of Incorporation, unless defined in Section 8 hereof or as otherwise specified in this Certificate of Designation or unless the context otherwise requires) of the Company designated as “8.75% Series B Cumulative Redeemable Perpetual Preferred Shares.”

RESOLVED, a series of Preferred Shares, par value $0.01 per share, of the Company be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or special rights and qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Section 1 Designation.

The Pricing Committee hereby designates and creates a series of Preferred Shares to be designated as “8.75% Series B Cumulative Redeemable Perpetual Preferred Shares,” and fixes the preferences, rights, powers and duties of the holders of the Series B Preferred Shares as set forth in this Certificate of Designation. Each share of Series B Preferred Shares shall be identical in all respects to every other share of Series B Preferred Shares, except as to the respective dates from which dividends on the Series B Shares may begin accruing, to the extent such dates may differ. The Series B Preferred Shares represent perpetual equity interests in the Company and shall not give rise to a claim by the holder for redemption thereof at a particular date.

Section 2 Shares.

The authorized number of shares of Series B Preferred Shares shall be 16,100 shares, subject to increase by filing a certificate of designation with respect to such additional shares. The Company may, without notice to or consent of the holders of the then outstanding Series B Preferred Shares, authorize and issue additional Series B Preferred Shares.

Shares of Series B Preferred Shares that are repurchased or otherwise acquired by the Company shall be cancelled and shall revert to the status of authorized but unissued preferred shares of the Company, undesignated as to series.

Section 3 Dividends.

(a) Dividends on each share of Series B Preferred Shares shall be cumulative and shall accrue at the Series B Dividend Rate from the Series B Original Issue Date (or, for any subsequently issued and newly outstanding Series B Preferred Shares, from the Series B Dividend Payment Date immediately preceding the issuance date of such Series B Preferred Shares) until such time as the Company pays the Series B Dividend or redeems the Series B Preferred Shares in full in accordance with Section 6 below, whether or not such Series B Dividends shall have been declared and whether or not there are profits, surplus, or other funds legally available for the payment of dividends. Series B Holders shall be entitled to receive Series B Dividends from time to time out of any assets of the Company legally available for the payment of dividends at the Series B Dividend Rate per share of Series B Preferred Shares, when, as, and if declared by the Board of Directors. Dividends, to the extent declared by the Company to be paid by the Company in accordance with this Section 3, shall be paid quarterly on each Series B Dividend Payment Date. Dividends shall accumulate in each Series B Dividend Period from and including the preceding Series B Dividend Payment Date (other than the initial Series B Dividend Period, which shall commence on and include the Series B Original Issue Date), to but excluding the next Series B Dividend Payment Date for such Series B Dividend Period. If any Series B Dividend Payment Date otherwise would fall on a day that is not a Business Day, declared Series B Dividends shall be paid on the immediately succeeding Business Day without the accumulation of additional dividends. Series B Dividends on the Series B Preferred Shares shall be payable based on a 360-day year consisting of twelve 30-day months.

1

(b) Not later than 5:00 p.m., New York City time, on each Series B Dividend Payment Date, the Company shall pay those Series B Dividends, if any, that shall have been declared by the Board of Directors to the Paying Agent or, if there is no Paying Agent at the relevant time, to the Series B Holders as such Series B Holders’ names appear on the Company’s share transfer books maintained by the Registrar and the Transfer Agent on the record date. The applicable record date (the “Series B Dividend Record Date”) for any Series B Dividend payment shall be the fifth Business Day immediately preceding the applicable Series B Dividend Payment Date, except that in the case of payments of Series B Dividends in arrears, the Series B Dividend Record Date with respect to a Series B Dividend Payment Date shall be such date as may be designated by the Board of Directors in accordance with this Certificate of Designation, the Articles of Incorporation and the Bylaws.

No dividend shall be declared or paid or set apart for payment on any Junior Securities (other than a dividend payable solely in Junior Securities) unless full cumulative Series B Dividends have been or contemporaneously are being paid or declared and set aside for payment on all outstanding Series B Preferred Shares and any Parity Securities through the most recent respective Series B Dividend Payment Dates.

Accumulated Series B Dividends in arrears for any past Series B Dividend Period may be declared by the Board of Directors and paid on any date fixed by the Board of Directors, whether or not a Series B Dividend Payment Date, to Series B Holders on the record date for such payment, which may not be more than 60 days, nor less than five days, before such payment date. Subject to the next succeeding sentence, if all accumulated Series B Dividends in arrears on all outstanding Series B Preferred Shares and any Parity Securities shall not have been declared and paid, or if sufficient funds for the payment thereof shall not have been declared and set apart, payment of accumulated dividends in arrears on the Series B Preferred Shares and any such Parity Securities shall be made in order of their respective dividend payment dates, commencing with the earliest. If less than all dividends payable with respect to all Series B Preferred Shares and any Parity Securities are paid, any partial payment shall be made pro rata with respect to the Series B Preferred Shares and any Parity Securities entitled to a dividend payment at such time in proportion to the aggregate dividend amounts remaining due in respect of such shares at such time. Series B Holders shall not be entitled to any dividend, whether payable in cash, property or shares, in excess of full cumulative Series B Dividends. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payment which may be in arrears on the Series B Preferred Shares. Declared Series B Dividends shall be paid to the Paying Agent in same-day funds on each Series B Dividend Payment Date. The Paying Agent shall be responsible for holding or disbursing such payments to Series B Holders in accordance with the instructions of such Series B Holders. In certain circumstances, dividends may be paid by check mailed to the registered address of the Series B Holder, unless, in any particular case, the Company elects to pay by wire transfer.

Section 4 Liquidation Rights.

(a) Upon the occurrence of any Liquidation Event, Series B Holders shall be entitled to receive out of the assets of the Company or proceeds thereof legally available for distribution to stockholders of the Company, (i) after satisfaction of all liabilities, if any, to creditors of the Company, (ii) after all applicable distributions of such assets or proceeds being made to or set aside for the holders of any Senior Securities then outstanding in respect of such Liquidation Event, (iii) concurrently with any applicable distributions of such assets or proceeds being made to or set aside for holders of any Parity Securities then outstanding in respect of such Liquidation Event and (iv) before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other classes or series of Junior Securities as to such distribution, a liquidating distribution or payment in full redemption of such Series B Preferred Shares in an amount equal to the Series B Liquidation Preference, plus the amount of any accumulated and unpaid dividends thereon (whether or not such dividends have been declared).

For purposes of clarity, upon the occurrence of any Liquidation Event, (x) the holders of then outstanding Senior Securities shall be entitled to receive the applicable Liquidation Preference, plus the amount of any accumulated and unpaid dividends thereon (whether or not such dividends shall have been declared), on such Senior Securities before any distribution shall be made to the Series B Holders or any Parity Securities and (y) the Series B Holders shall be entitled to the Series B Liquidation Preference, plus the amount of any accumulated and unpaid dividends thereon (whether or not such dividends shall have been declared), per share of Series B Preferred Shares in cash concurrently with any distribution made to the holders of Parity Securities and before any distribution shall be made to the holders of Common Stock or any other Junior Securities. Series B Holders shall not be entitled to any other amounts from the Company, in their capacity as Series B Holders, after they have received the Series B Liquidation Preference, plus the amount of any accumulated and unpaid dividends thereon (whether or not such dividends shall have been declared). The payment of the Series B Liquidation Preference shall be a payment in redemption of the Series B Preferred Shares such that, from and after payment of the full Series B Liquidation Preference, plus the amount of any accumulated and unpaid dividends thereon (whether or not such dividends shall have been declared), any such share of Series B Preferred Shares shall thereafter be cancelled and no longer be outstanding.

(b) In the event of any distribution or payment described in Section 4(a) above where the Company’s assets available for distribution to holders of the outstanding Series B Preferred Shares and any Parity Securities are insufficient to satisfy the applicable Liquidation Preference, plus the amount of any accumulated and unpaid dividends thereon (whether or not such dividends shall have been declared), for such Series B Preferred Shares and Parity Securities, the Company’s then remaining assets or proceeds thereof legally available for distribution to shareholders of the Company shall be distributed among the holders of outstanding Series B Preferred Shares and such Parity Securities, as applicable, ratably on the basis of their relative aggregate Liquidation Preferences, plus the amount of any accumulated and unpaid dividends thereon (whether or not such dividends shall have been declared). To the extent that the Series B Holders receive a partial payment of their Series B Liquidation Preference, such partial payment shall reduce the Series B Liquidation Preference of their Series B Preferred Shares, but only to the extent of such amount paid.

(c) After payment of the applicable Liquidation Preference, plus the amount of any accumulated and unpaid dividends thereon (whether or not such dividends shall have been declared) to the holders of the outstanding Series B Preferred Shares and any Parity Securities, the Company’s remaining assets and funds shall be distributed among the holders of the Common Stock and any other Junior Securities then outstanding according to their respective rights and preferences.

Section 5 Voting Rights.

(a) Notwithstanding anything to the contrary in this Certificate of Designation, the Series B Preferred Shares shall have no voting rights except as set forth in this Section 5 or as otherwise provided by the BCA.

(b) In the event that six quarterly Series B Dividends are in arrears, whether or not consecutive (and whether or not such dividends shall have been declared and whether or not there are profits, surplus, or other funds legally available for the payment of dividends), the Series B Holders, shall have the right, voting as a class together with holders of any Parity Securities upon which like voting rights have been conferred and are exercisable, at the next meeting of stockholders called for the election of directors, to elect one member of the Board of Directors, and the size of the Board of Directors shall be increased as needed to accommodate such change (unless the size of the Board of Directors already has been increased by reason of the election of a director by holders of Parity Securities upon which like voting rights have been conferred and with which the Series B Preferred Shares voted as a class for the election of such director). The right of the Series B Holders to elect one member of the Board of Directors shall continue until such time as all dividends accumulated and in arrears on the Series B Preferred Shares have been paid in full or sufficient funds for such payment have been declared and set apart for such purpose, at which time such right shall terminate, subject to the revesting of such right in the event of each and every subsequent failure to pay six quarterly Series B Dividends as described above in this Section 5(b) and, with respect to funds set apart for payment, upon failure to pay the dividend on the Series B Dividend Payment Date. Upon any termination of the right of the Series B Holders and holders of any other Parity Securities to vote as a class for directors, the term of office of all directors then in office elected by such holders voting as a class shall terminate immediately. Any director elected by the Series B Holders and any other Parity Securities shall each be entitled to one vote on any matter before the Board of Directors.

(c) (i) Unless the Company shall have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preferred Shares, voting as a single class, the Company shall not adopt any amendment to the Articles of Incorporation that materially and adversely alters the preferences, powers or rights of the Series B Preferred Shares.

(ii) In addition, unless the Company shall have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preferred Shares, voting as a class together with holders of any other Parity Securities upon which like voting rights have been conferred and are exercisable, the Company shall not create or issue any Senior Securities.

(d) On any matter described in this Section 5 in which the Series B Holders are entitled to vote as a class, (whether separately or together with the holders of any Parity Securities), such Series B Holders shall be entitled to one vote per $25.00 of liquidation preference (equivalent to 100 votes per Series B Preferred Share). Any shares of Series B Preferred Shares held by the Company or any of its subsidiaries or Affiliates shall not be entitled to vote.

(e) No vote or consent of Series B Holders shall be required for (i) the creation or incurrence of any indebtedness, (ii) the authorization or issuance of any Common Stock or other Junior Securities or (iii) except as expressly provided in paragraph (c)(ii) above, the authorization or issuance of any Preferred Shares of the Company.

Section 6 Optional Redemption.

The Company shall have the right at any time, and from time to time, on or after August 20, 2019 to redeem, at its option, in whole or in part, the Series B Preferred Shares. Any such optional redemption shall be effected only out of funds legally available for such purpose. The Company may undertake multiple partial redemptions. Subject to the first sentence of this paragraph, any such redemption shall occur on a date set by the Company (the “Series B Redemption Date”). In addition, within 180 days after the occurrence of a “fundamental change,” the Company shall have the right to redeem, at its option, in whole or from time to time in part, the Series B Preferred Shares. Any such optional redemption shall be effected only out of funds legally available for such purpose. A “fundamental change” means an event that shall be deemed to have occurred at the time after the date hereof when the Company’s Common Stock ceases to be listed or admitted for trading for any reason (including a reason wholly in the Company’s control) on the New York Stock Exchange, the NASDAQ Capital Market, the NASDAQ Global Market or the NASDAQ Global Select Market (or any of their respective successors).

(a) The Company shall effect any such redemption by paying cash for each share of Series B Preferred Shares to be redeemed equal to the Series B Liquidation Preference, plus the amount of any accumulated and unpaid dividends thereon to the date of redemption (whether or not such dividends shall have been declared), for such Series B Preferred Shares on such Series B Redemption Date (the “Series B Redemption Price”). The Series B Redemption Price shall be paid by the Paying Agent to the Series B Holders on the Series B Redemption Date.

(b) The Company shall give notice of any redemption not less than 30 days and not more than 60 days before the scheduled Series B Redemption Date, to the Series B Holders of any Series B Preferred Shares to be redeemed as such Series B Holders’ names appear on the Company’s share transfer books maintained by the Registrar and Transfer Agent at the address of such Series B Holders shown therein. Such notice (the “Series B Redemption Notice”) shall state: (1) the Series B Redemption Date, (2) the number of Series B Preferred Shares to be redeemed and, if less than all outstanding shares of Series B Preferred Shares are to be redeemed, the number (and the identification) of shares to be redeemed from such Series B Holder, (3) the Series B Redemption Price, (4) the place where the shares of Series B Preferred Shares are to be redeemed and shall be presented and surrendered for payment of the Series B Redemption Price therefor and (5) that dividends on the Series B Preferred Shares to be redeemed shall cease to accumulate from and after such Series B Redemption Date.

(c) If the Company elects to redeem less than all of the outstanding shares of Series B Preferred Shares, the number of shares of shares to be redeemed shall be determined by the Company, and such shares of Series B Preferred Shares shall be redeemed by such method of selection as the Paying Agent shall determine, either pro rata or by lot, with adjustments to avoid redemption of fractional shares. The Series B Redemption Price will be paid by the Paying Agent to Series B Holders on the Series B Redemption Date. The aggregate Series B Redemption Price for any such partial redemption of the outstanding Series B Preferred Shares shall be allocated correspondingly among the redeemed shares of Series B Preferred Shares. The shares of Series B Preferred Shares not redeemed shall remain outstanding and entitled to all the rights and preferences provided in this Certificate of Designation (including the Company’s right, if it elects so, to redeem all or part of the Series B Preferred Shares outstanding at any relevant time in accordance with this Section 6 (including this paragraph (c))).

(d) If the Company gives or causes to be given a Series B Redemption Notice, then the Company shall deposit with the Paying Agent funds sufficient to redeem the Series B Preferred Shares as to which such Series B Redemption Notice shall have been given no later than 10:00 a.m., New York City time, on the Series B Redemption Date, and shall give the Paying Agent irrevocable instructions and authority to pay the Series B Redemption Price to the Series B Holders thereof upon surrender or deemed surrender of such Series B Preferred Shares. If the Series B Redemption Notice shall have been given, then from and after the Series B Redemption Date, unless the Company defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Series B Redemption Notice, all Series B Dividends on such shares shall cease to accumulate and all rights of holders of such shares of Series B Preferred Shares as the Series B Holders with respect to such Series B Preferred Shares shall cease, except the right to receive the Series B Redemption Price, and such Series B Preferred Shares shall not thereafter be transferred on the books of the Transfer Agent or be deemed to be outstanding for any purpose whatsoever. The Company shall be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the Series B Redemption Price of the shares to be redeemed), and the holders of any Series B Preferred Shares so redeemed shall have no claim to any such interest income. Any funds deposited with the Paying Agent hereunder by the Company for any reason, including, but not limited to, redemption of Series B Preferred Shares, that remain unclaimed or unpaid after two years after the applicable Series B Redemption Date or other payment date, shall be, to the extent permitted by law, repaid to the Company upon its written request, after which repayment the Series B Holders entitled to such redemption or other payment shall have recourse only to the Company.

(e) Any Series B Preferred Shares that are redeemed or otherwise acquired by the Company shall be canceled and shall constitute Preferred Shares subject to designation by the Board of Directors as set forth in the Articles of Incorporation. If only a portion of the Series B Preferred Shares shall have been called for redemption, upon surrender of any certificate representing Series B Preferred Shares to the Paying Agent, the Paying Agent shall issue to the Series B Holders a new certificate (or adjust the applicable book-entry account) representing the number of shares Series B Preferred Shares represented by the surrendered certificate that have not been called for redemption. Notwithstanding any Series B Redemption Notice, there shall be no redemption of any Series B Preferred Shares called for redemption until funds sufficient to pay the full Series B Redemption Price of such shares shall have been deposited by the Company with the Paying Agent.

(f) The Company and its affiliates may from time to time purchase shares of the Series B Preferred Shares, subject to compliance with all applicable securities and other laws. Neither the Company nor any of its affiliates has any obligation, or any present plan or intention, to purchase any Series B Preferred Shares. Any Series B Preferred Shares repurchased and canceled by the Company will revert to the status of authorized but unissued Preferred Shares undesignated by the Company.

(g) Notwithstanding anything to the contrary in this Certificate of Designation, in the event that full cumulative dividends on the Series B Preferred Shares and any Parity Securities shall not have been paid or declared and set apart for payment, the Company may not repurchase, redeem or otherwise acquire, (1) any Series B Preferred Shares or Parity Securities, except pursuant to a purchase or exchange offer made on the same terms to all holders of Series B Preferred Shares and Parity Securities, an exchange for or conversion or reclassification into other Parity Securities or Junior Securities or with proceeds of a substantially contemporaneous sale of Parity Securities or Junior Securities, or (2) any Common Stock and any other Junior Securities, except pursuant to an exchange for or, conversion or reclassification into other Junior Securities or with proceeds of a substantially contemporaneous sale of Junior Securities.

Section 7 Rank.

The Series B Preferred Shares shall be deemed to rank:

(a) Senior to (i) the Common Stock and (ii) each other class or series of capital stock established after the Series B Original Issue Date, the terms of which class or series do not expressly provide that it is made senior to or on parity with the Series B Preferred Shares as to the payment of dividends and amounts payable upon any Liquidation Event (collectively referred to with the Common Stock as “Junior Securities”);

(b) On a parity with any class or series of capital stock established after the Series B Original Issue Date with terms expressly providing that such class or series ranks on a parity with the Series B Preferred Shares as to dividends and distributions upon any Liquidation Event (collectively referred to as “Parity Securities”); and

(c) Junior to each other class or series of capital stock made senior to the Series B Preferred Shares as to the payment of dividends and amounts payable upon any Liquidation Event (collectively referred to as “Senior Securities”).

The Company may issue Junior Securities and Parity Securities and, subject to any approvals required by Series B Holders pursuant to Section 5(c)(ii), and Senior Securities from time to time in one or more classes or series without the consent of the Series B Holders. The Board of Directors has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such class or series before the issuance of any shares of such class or series.

Section 8 Definitions.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Articles of Incorporation” means the Amended and Restated Articles of Incorporation of the Company, as they may be amended from time to time in a manner consistent with this Certificate of Designation, and shall include this Certificate of Designation.

“BCA” means the Business Corporations Act of the Republic of the Marshall Islands.

“Board of Directors” means the board of directors of the Company or, to the extent permitted by the Articles of Incorporation and the BCA, any authorized committee thereof.

“Business Day” means a day on which the New York Stock Exchange is open for trading and which is not a Saturday, a Sunday or other day on which banks in New York City, London or Amsterdam are authorized or required to close.

“Bylaws” means the bylaws of the Company, as they may be amended from time to time.

“Certificate of Designation” means this Certificate of Designation relating to the Series B Preferred Shares, as it may be amended from time to time in a manner consistent with this Certificate of Designation, the Articles of Incorporation, the Bylaws and the BCA.

“Common Stock” means the common stock of the Company, par value $0.01 per share, and any other outstanding class of common stock of the Company.

“Company” has the meaning set forth in the introductory paragraph of this Certificate of Designation.

“Junior Securities” has the meaning set forth in Section 7(a).

“Liquidation Event” means the occurrence of a liquidation, dissolution, winding up of the affairs of the Company, whether voluntary or involuntary. Neither the sale of all or substantially all of the property or business of the Company nor the consolidation or merger of the Company with or into any other Person, individually or in a series of transactions, shall be deemed a Liquidation Event.

“Liquidation Preference” means, in connection with any distribution in connection with a Liquidation Event pursuant to Section 4(a) of this Certificate of Designation and with respect to any holder of any class or series of capital stock of the Company, the amount otherwise payable to such holder in such distribution with respect to such class or series of capital stock (assuming no limitation on the assets of the Company available for such distribution). For avoidance of doubt, for the foregoing purposes the Series B Liquidation Preference is the Liquidation Preference with respect to the Series B Preferred Shares.

“Parity Securities” has the meaning set forth in Section 7(b).

“Paying Agent” means Computershare, Inc and Computershare Trust Company, N.A., as applicable, acting in its capacity as paying agent for the Series B Preferred Shares, and its respective successors and assigns or any other payment agent appointed by the Company.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, governmental agency or political subdivision thereof or other entity.

“Preferred Shares” means securities of the Company, designated as “Preferred Shares,” which entitles the holder thereof to a preference with respect to dividends, or as to the distribution of assets upon any Liquidation Event, over common stock, including the Series B Preferred Shares.

“Record Holder” means the Person in whose name Series B Preferred Shares is registered on the books of the Transfer Agent as of, unless otherwise set forth in this Certificate of Designation, the opening of business on a particular Business Day.

“Registrar” means the Registrar of Corporations as defined in Section 4 of the BCA.

“Senior Securities” has the meaning set forth in Section 7(c).

“Series B Dividends” means dividends with respect to the Series B Preferred Shares pursuant to Section 3 of this Certificate of Designation.

“Series B Dividend Payment Date” means each January 1, April 1, July 1 and October 1, commencing October 1, 2014.

“Series B Dividend Period” means a period of time from and including the preceding Series B Dividend Payment Date (other than the initial Series B Dividend Period, which shall commence on and include the Series B Original Issue Date), to but excluding the next Series B Dividend Payment Date for such Series B Dividend Period.

“Series B Dividend Rate” means a rate equal to 8.75% per annum of the Stated Series B Liquidation Preference per share of Series B Preferred Shares.

“Series B Dividend Record Date” has the meaning set forth in Section 3(b).

“Series B Holder” means a Record Holder of the Series B Preferred Shares.

“Series B Liquidation Preference” means a liquidation preference for each share of Series B Preferred Shares initially equal to $2,500.00 per share, which liquidation preference shall be subject to decrease upon a distribution in connection with a Liquidation Event described in Section 4 of this Certificate of Designation which does not result in payment in full of the liquidation preference of such share of Series B Preferred Shares.

“Series B Original Issue Date” means August 20, 2014.

“Series B Preferred Shares” means Preferred Shares having the designations, preferences, rights, powers and duties set forth in this Certificate of Designation.

“Series B Redemption Date” has the meaning set forth in Section 6.

“Series B Redemption Notice” has the meaning set forth in Section 6(b).

“Series B Redemption Price” has the meaning set forth in Section 6(a).

“Stated Series B Liquidation Preference” means an amount equal to $2,500.00 per share of Series B Preferred Shares.

“Transfer Agent” means Computershare Inc and Computershare Trust Company, N.A., as applicable, acting it is capacity as registrar and transfer agent for the Series B Preferred Shares, and its respective successors and assigns or any other bank, trust company or other Person as shall be appointed from time to time by the Company to act as registrar and transfer agent for the Series B Preferred Shares.

Section 9 Fractional Shares. No Series B Preferred Shares may be issued in fractions of a share.

Section 10 No Sinking Fund.

The Series B Preferred Shares shall not have the benefit of any sinking fund.

Section 11 Record Holders.

To the fullest extent permitted by applicable law, the Company, the Registrar, the Transfer Agent and the Paying Agent may deem and treat any Series B Holder as the true, lawful and absolute owner of the applicable Series B Preferred Shares for all purposes, and neither the Company nor the Registrar, the Transfer Agent or the Paying Agent shall be affected by any notice to the contrary.

Section 12 Notices.

All notices or communications in respect of the Series B Preferred Shares shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designation, in the Articles of Incorporation, the Bylaws or by applicable law.

Section 13 Conversion; Sinking Fund

The Series B Preferred Shares shall not be convertible into Common Stock or any other securities of the Company and shall not have exchange rights or be entitled or subject to any preemptive or similar rights. The Series B Preferred Shares shall not be subject to mandatory redemption or to any sinking fund requirements.

Section 14 Other Rights.

The Series B Preferred Shares shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth in this Certificate of Designation, the Articles of Incorporation, the Bylaws or as provided by applicable law.

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I further declare under penalty of perjury that the matters set forth in this Certificate of Designation are true and correct of my own knowledge.

Executed in London, England on August 19, 2014.

Name:	Ian Webber
Title:	Chief Executive Officer